  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of our report dated May 1, 2023, with respect to the consolidated balance sheets of TANTECH HOLDINGS LTD and its subsidiaries as of December 31, 2022, 2021 and 2020, and the related consolidated statements of income (loss) and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2022, 2021 and 2020. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

August 30, 2023